(i)(9)

[DECHERT LLP LETTERHEAD]

May 30, 2013

ING Funds Trust

7337 East Doubletree Ranch Road, Suite 100

Scottsdale, AZ 85258

Re:	Securities Act Registration No. 333-59745
Investment Company Act File No. 811-08895

Ladies and Gentlemen:

We have acted as counsel to ING Funds Trust (the “Trust”), a Delaware statutory trust, and its series, the ING Intermediate Bond Fund (the “Fund”), in connection with Post-Effective Amendment No. 73 to the Registration Statement of the Trust (the “Registration Statement”) and have a general familiarity with the Trust’s business operations, practices and procedures.  You have asked for our opinion regarding the issuance of shares of beneficial interest by the Trust in connection with the registration of the Class R6 shares on behalf of the Fund (the “Class R6 Shares”).

We have examined originals and certified copies, or copies otherwise identified to our satisfaction as being true copies, of various corporate records of the Trust and such other instruments, documents and records as we have deemed necessary in order to render this opinion.  We have assumed the genuineness of all signatures, the authenticity of all documents examined by us and the correctness of all statements of fact contained in those documents.

On the basis of the foregoing, it is our opinion that the Class R6 Shares of beneficial interest of the Fund, registered under the Securities Act of 1933, as amended (“1933 Act”) in the Registration Statement, when issued in accordance with the terms described in the Registration Statement as filed on or about May 30, 2013, will be duly and validly issued, fully paid and non-assessable by the Trust.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act, and the rules and regulations thereunder.

Sincerely,

/s/ Dechert LLP